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                                                                       EXHIBIT 5
                         [Latham & Watkins Letterhead]

                               October 28, 1997



Southwest Water Company
225 North Barranca Avenue, Suite 200
West Covina, California 91791-1605

          Re:  Southwest Water Company Common Stock
               par value $.01 per share
               ----------------------------------------------

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 200,000 shares of Common Stock, par value $.01 per share (the "Shares"), to be sold by Southwest Water Company under the Amended and Restated Southwest Water Company Stock Option and Restricted Stock Plan, as amended (the "Plan"). We are familiar with the proceedings undertaken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

          We consent to your filing this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Latham & Watkins